Exhibit 99.1

KemPharm Reports Third Quarter 2020 Financial Results

Conference Call and Live Audio Webcast with Slide Presentation Scheduled for Today at 4:30 p.m. ET

Corporate and Regulatory Highlights:

●	Announced expanded relationship with Corium through new consultation services agreement to provide revenue through March 2022
●	Announced issuance of two additional U.S. patents governing KP415 and KP484
●	Participated in mid-cycle review meeting with the FDA for the KP415 NDA; PDUFA date of March 2, 2021 re-affirmed
●	Announced that its commercial partner for APADAZ®, KVK-Tech, Inc., entered into a collaboration agreement with Sure Med Compliance

Financial Highlights

●	Reported Q3 2020 revenue of $1.9 million, derived primarily from consulting services
●	Q3 2020 net loss of ($0.04) per basic share and diluted share compared to a net income of $0.09 per basic share and $0.06 per diluted share for Q3 2019
●	Total cash, cash equivalents and restricted cash was $5.5 million at September 30, 2020

Celebration, FL – October 29, 2020 – KemPharm, Inc. (OTCQB: KMPH), a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs, today reported its financial results for the third quarter ended September 30, 2020.

“The third quarter was highlighted by several achievements which served to strengthen and diversify our business as momentum continues to build towards the anticipated March 2, 2021 action date (PDUFA) for KP415,” said Travis C. Mickle, Ph.D., President and Chief Executive Officer of KemPharm. “Chief among these was the entry into an expanded consultation services agreement with Corium through which we are now collaborating with Corium to guide the product development and regulatory activities for certain current and potential future products in Corium’s portfolio.  Combined with our ongoing work providing commercial support to Corium for KP415, these work orders have the potential to provide KemPharm with service and other fees of up to $15.6 million through March 31, 2022.”

Dr. Mickle continued, “These recent events and the numerous milestones expected prior to and following the KP415 PDUFA have created a drumbeat of excitement at KemPharm.  As we look forward, there are multiple events that we believe will continue our momentum, including a commercial update from Corium regarding their plans for the potential commercial launch of KP415 in the second half of 2021, if approved.  We are also looking ahead to the late-cycle review meeting with the FDA which is scheduled for December 1, 2020, if needed.”

Dr. Mickle concluded, “We were also tracking the progress made by KVK-Tech, our commercial partner for APADAZ.   KVK-Tech’s collaboration with Sure Med Compliance has the potential to build greater prescriber awareness for APADAZ while focusing on providing education to physicians, pharmacies, and patients regarding responsible opioid therapy.”

Q3 2020 Financial Results:

For Q3 2020, KemPharm reported revenue of $1.9 million, which was primarily derived from service fee revenue, as compared to Q2 2020 revenue of $6.9 million which is comprised of a $5.0 million milestone payment received based on the acceptance of the KP415 NDA by the FDA, $1.1 million from research and development services, $0.4 million of reimbursements revenue under the KP415 License Agreement and $0.4 million related to other consulting arrangements.  Current consulting arrangements are expected to provide service fee revenue through March 2022.

KemPharm’s net loss for Q3 2020 was ($3.0 million), or ($0.04) per basic share and diluted share, compared to  net income of $3.1 million, or $0.09 per basic share and $0.06 per diluted share for the same period in 2019. Net loss for Q3 2020 was driven primarily by operating loss of ($1.2 million) and net interest expense and other items of ($1.7 million).  The net operating loss of ($1.2 million) for Q3 2020 was a change of $4.4 million compared to net operating income of $3.2 million in the same period in 2019, which was primarily due to a decrease  in revenue of $9.5 million, primarily due to the upfront payment received under the KP415 License Agreement of $10.0 million in Q3 2019, partially offset by a decrease in royalty and direct contract acquisition costs of $1.0 million related to the upfront payment in Q3 2019, a decrease in research and development expenses of $1.9 million and a decrease in general and administrative expenses of $2.2 million.

As of September 30, 2020, total cash, cash equivalents and restricted cash was $5.5 million, which was a decrease of $1.1 million compared to June 30, 2020.  Based on the Company’s current operating forecast, the Company believes that its expected revenues and existing resources are sufficient to continue operations past the potential PDUFA date for the KP415 NDA and up to the debt maturity date of March 31, 2021.

Conference Call Information:

KemPharm will host a conference call and live audio webcast with slide presentation on Thursday, October 29, 2020, at 4:30 p.m. ET, to discuss its corporate and financial results for the third quarter 2020. Interested participants and investors may access the conference call by dialing either:

●	(866) 395-2480 (U.S.)
●	(678) 509-7538 (international)
●	Conference ID: 1696738

An audio webcast with slide presentation will be accessible via the Investor Relations section of the Company’s website, http://investors.kempharm.com/. An archive of the webcast and presentation will be available for 90 days beginning at approximately 5:30 p.m. ET, on October 29, 2020.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT® (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LAT® technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s prodrug product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, and stimulant use disorder. KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation our proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including the timing of the PDUFA date and potential FDA approval of the KP415 NDA, the potential commercial launch of KP415, the expectations regarding continued research and development services revenue, the potential clinical benefits of KP415 or any of the Company’s product candidates, the potential initiation or timeline for the development of any of our product candidates, cash runway, and the potential timeline to complete a debt restructuring, if at all, are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2019, KemPharm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission.  KemPharm is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

KemPharm Contacts:
Jason Rando / Maureen McEnroe Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com mmcenroe@tiberend.com

KEMPHARM, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenue	$1,925	$11,463	$10,922	$11,463
Operating expenses:
Royalty and direct contract acquisition costs	—	1,000	1,305	1,000
Research and development	1,709	3,616	5,789	16,950
General and administrative	1,429	3,613	5,393	9,440
Severance expense	—	—	830	—
Total operating expenses	3,138	8,229	13,317	27,390
(Loss) income from operations	(1,213)	3,234	(2,395)	(15,927)
Other (expense) income:
Interest expense related to amortization of debt issuance costs and discount	(578)	(371)	(1,723)	(981)
Interest expense on principal	(1,163)	(1,208)	(3,620)	(3,669)
Fair value adjustment related to derivative and warrant liability	(137)	1,351	(65)	1,783
Interest and other income (expense), net	48	60	(135)	295
Total other expenses	(1,830)	(168)	(5,543)	(2,572)
(Loss) income before income taxes	(3,043)	3,066	(7,938)	(18,499)
Income tax benefit (expense)	34	(3)	34	14
Net (loss) income	$(3,009)	$3,063	$(7,904)	$(18,485)

Net (loss) income per share of common stock:
Basic	$(0.04)	$0.09	$(0.13)	$(0.65)
Diluted	$(0.04)	$0.06	$(0.13)	$(0.65)

Weighted average number of shares of common stock outstanding:
Basic	70,809,221	30,126,704	60,718,998	28,417,450
Diluted	70,809,221	31,672,149	60,718,998	28,417,450

KEMPHARM, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and par value amounts)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,267	$3,217
Accounts and other receivables	2,202	1,865
Prepaid expenses and other current assets	675	1,552
Total current assets	8,144	6,634
Property and equipment, net	1,079	1,471
Operating lease right-of-use assets	1,357	1,537
Restricted cash	186	338
Other long-term assets	438	527
Total assets	$11,204	$10,507

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued expenses	$4,347	$4,911
Current portion of convertible notes	65,920	—
Current portion of operating lease liabilities	318	284
Other current liabilities	213	236
Total current liabilities	70,798	5,431
Convertible notes, less current portion, net	—	77,343
Derivative and warrant liability	184	120
Operating lease liabilities, less current portion	1,673	1,901
Loans payable	781	—
Other long-term liabilities	95	168
Total liabilities	73,531	84,963

Commitments and contingencies (Note D)

Stockholders’ deficit:
Preferred stock:
Series A convertible preferred stock, $0.0001 par value, 9,578 shares authorized, 9,577 shares issued and no shares outstanding as of September 30, 2020 (unaudited) and December 31, 2019	—	—
Series B-1 convertible preferred stock, $0.0001 par value, 1,576 shares authorized, 1,576 shares issued and no shares outstanding as of September 30, 2020 (unaudited) and December 31, 2019	—	—
Series B-2 convertible preferred stock, $0.0001 par value, 27,000 shares authorized, no shares issued or outstanding as of September 30, 2020 (unaudited) and December 31, 2019	—	—
Undesignated preferred stock, $0.0001 par value, 9,961,846 shares authorized, no shares issued or outstanding as of September 30, 2020 (unaudited) and December 31, 2019	—	—
Common stock, $0.0001 par value, 250,000,000 shares authorized, 72,514,304 shares issued and outstanding as of September 30, 2020 (unaudited); 36,350,785 shares issued and outstanding as of December 31, 2019	7	4
Additional paid-in capital	191,284	171,254
Accumulated deficit	(253,618)	(245,714)
Total stockholders' deficit	(62,327)	(74,456)
Total liabilities and stockholders' deficit	$11,204	$10,507